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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): May 15, 2001



                                K2 DIGITAL, INC.

               (Exact Name of Registrant as Specified in Charter)



           Delaware                              1-11873                            13-3886065
(State or Other Jurisdiction of         (Commission File Number)          (I.R.S. Employer Identification
        Incorporation)                                                                Number)



                                 30 Broad Street

                            New York, New York 10004

               (Address of Principal Executive Offices) (Zip Code)



                                 (212) 301-8800

              (Registrant's telephone number, including area code)
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Item 5.       Other Events.

On May 15, 2001, the Company entered into a non-binding letter of intent with SGI Graphics LLC, a Delaware limited liability company ("SGI"), pursuant to which SGI will, subject to certain conditions, purchase approximately 6,526,449 shares of restricted common stock of the Company, representing fifty-one percent (51%) of the issued and outstanding capital stock of the Company on a fully diluted basis (after giving effect to all outstanding warrants and to options having an exercise price of $1.75 or less), for a total purchase price of $2,000,000. Upon closing of the equity investment, SGI will also receive warrants to purchase an additional 717,903 shares of the Company's common stock. When issued, these warrants will vest when and if corresponding options to purchase 689,750 shares of the Company's common stock at exercise prices greater than $1.75 are exercised and will be exercisable at the exercise price(s) of such underlying options.

Concurrently with the execution of the letter of intent, the Company borrowed $250,000 from K2 Holdings LLC, a Delaware limited liability company and an affiliate of SGI, for working capital purposes pursuant to a short term promissory note secured by a first priority senior security interest in all of the assets of the Company. The promissory note is payable not later than 90 days from demand and accrues interest at the rate of 10% per annum. The loan proceeds will be credited toward the purchase price to be paid by SGI in the equity investment. For so long as there are any obligations outstanding under the promissory note, the Company will be required to obtain the consent of SGI before taking certain actions or entering into certain transactions, all of which are enumerated in the promissory note.

The consummation of the $2 million equity investment by SGI is subject to certain conditions, including the implementation of a pre-approved cost-reduction program by the Company, a fairness opinion from the Company's financial advisors, the approval of the transaction by the shareholders of the Company and the execution of mutually satisfactory final documentation. Proceeds of the equity investment are expected to be used for working capital purposes.

Under the terms of the letter of intent, at some point following the consummation of the equity investment, the Company and SGI expect to enter into discussions and negotiations in good faith with respect to the potential combination of the business of the Company with all or a portion of the business of SGI. Although neither party has yet committed to any such combination, both parties have acknowledged in the letter of intent that a potential combination of the assets and operations of SGI with the Company would be expected to result in substantial revenue growth opportunities and cost savings for the combined companies, would be expected to offer the stockholders of the Company the opportunity to participate in a new combined company with substantially greater resources and capabilities, and is a substantial business reason for the equity investment by SGI.

If the equity investment is consummated, SGI or its affiliates will have the right to nominate a majority of the board of directors of the Company for as long as SGI and its affiliates hold at least 50% of the common stock purchased at closing and such common stock represents at least 30% of all issued and outstanding shares of the Company's common stock (i.e., excluding options, warrants or other securities convertible into or exchangeable for shares of common stock). SGI will also have a contractual right to cause certain major shareholders of the Company to vote in favor of SGI's nominees to the board of directors of the Company. The
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letter of intent further provides that, after consummation of the equity investment by SGI, SGI's members of the board of directors will constitute a majority of any committee of the board of directors of the Company, except to the extent otherwise required by applicable law.

In connection with the transaction, the Company also received, on May 16, 2001, an additional $250,000 equity investment through its equity facility established last year with Fusion Capital Fund II, LLC.

Item 7.       Exhibits.

10.1 Senior Secured Demand Promissory Note dated May 15, 2001 in the principal amount of $250,000 payable to K2 Holdings LLC (the "Note").

10.2 Security Agreement dated May 15, 2001 made by the Company in favor of K2 Holdings LLC as security for the Note.

99.1     Press Release dated May 16, 2001.
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                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             K2 DIGITAL, INC.


Date: May 17, 2001                           By: /s/ Gary W. Brown
                                                ----------------------------
                                                     Gary W. Brown
                                                     Chief Operating Officer